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                   katie.price@linklaters.com



First Trust Portfolios L.P.
1001 Warrenville Road
Suite 300
Lisle, Illinois  60532


                                28 September 2007



Our Ref   Katie Price/Elliot Weston/Amy Healey


Dear Sirs

GLOBAL TARGET 15 4Q '07 - TERM 12/31/08 FT 1520


1. We have acted as special United Kingdom ("UK") taxation advisers in connection with the issue of units ("Units") in the Global Target 15 4th Quarter 2007 Series (the "Trust") on the basis of directions given to us by Chapman and Cutler LLP, counsel to yourselves.

2. This opinion is limited to UK taxation law as applied in practice on the date hereof by HM Revenue & Customs ("HMRC") and is given on the basis that it will be governed by and construed in accordance with English law as enacted.

3. For the purpose of this opinion, the only documentation which we have examined is a draft prospectus for FT 1520 dated 6 August 2007 (the "Prospectus") comprising the Trust and the 4th Quarter 2007 Series of 13 further unit trusts (together the "Funds") and a draft information supplement dated 6 August 2007 (the "Information Supplement") relating to the same. We have been advised by Chapman and Cutler LLP that there will be no material differences between the Prospectus and the final prospectus and the Information
     Supplement and the final information supplement, in each case to be issued for the Funds and to be dated 28 September 2007. Terms defined in the Prospectus bear the same meaning herein.

4.   We have assumed for the purposes of this opinion that:

     4.1 a holder of Units ("Unit holder") is, under the terms of the Indenture governing the Trust, entitled to have paid to him (subject to a deduction for annual expenses, including total applicable custodial fees and certain other costs associated with foreign trading and annual Trustee's, Sponsor's, portfolio supervisory, evaluation and administrative fees and expenses) his pro rata share of all the income which arises to the Trust from the investments in the Trust, and that, under the governing law of the Indenture, this is a right as against the assets of the Trust rather than a right enforceable in damages only against the Trustee;

     4.2 for taxation purposes the Trustee is not a UK resident and is a US resident;

     4.3 the general administration of the Trust will be carried out only in the US;

     4.4 no Units are registered in a register kept in the UK by or on behalf of the Trustee;

     4.5 the Trust is not treated as a corporation for US tax purposes;

     4.6 the structure, including the investment strategy of the Trust, will be substantially the same as that set out in the Prospectus; and

     4.7 each Unit holder is neither resident nor ordinarily resident in the UK (and has not been resident or ordinarily resident in the UK), nor is any such Unit holder carrying on a trade in the UK through a branch or agent in the UK or, in the case of a body corporate, through a permanent establishment in the UK.

5. We understand that the portfolio of the Trust will consist of the common stock of the five companies with the lowest per share stock price of the ten companies in each of the Dow Jones Industrial Average, the Financial Times Industrial Ordinary Share Index and the Hang Seng Index respectively having the highest dividend yield in the respective index as at the close of business on the business day prior to the date of the final prospectus to be issued for the Funds in respect of the stocks comprised in the Dow Jones Industrial Average and two business days prior to the date of the final prospectus to be issued for the Funds in respect of the stocks comprised in the Financial Times Industrial Ordinary Share Index and the Hang Seng Index; and that the Trust will hold such common stocks for a period of approximately fifteen months, after which time the Trust will terminate and the stocks will be sold. We address UK tax issues in relation only to the common stocks of companies in the Financial Times Industrial Ordinary Share Index comprised in the portfolio of the Trust (the "UK Equities").

6. A new double taxation treaty between the US and the UK (the "New Treaty") took effect from 31 March 2003. Under the terms of the previous double taxation treaty between the US and the UK, where a dividend which carried a tax credit to which an individual resident in the UK was entitled under UK law was paid by a UK resident company to a qualifying US resident, there were circumstances whereby that qualifying US resident could be entitled, on making a claim to the HMRC, to a payment of part of that tax credit. Under the terms of the New Treaty, a qualifying US resident will not be entitled to any payment of a tax credit in respect of dividends paid on UK equities.

7. The Trust may be held to be trading in stock rather than holding stock for investment purposes by virtue, inter alia, of the length of the time for which the stock is held. If the stock is purchased and sold through a UK resident agent, then, if the Trust is held to be trading in such stock, profits made on its subsequent disposal may, subject to 8 below, be liable to UK tax on income.

8. Under current law, the Trust's liability to UK tax on such profits will be limited to the amount of tax (if any) withheld from the Trust's income provided such profits derive from transactions carried out on behalf of the Trust by a UK agent where the following conditions are satisfied:

     8.1 the transactions from which the profits are derived are investment transactions;

     8.2 the agent carries on a business of providing investment management services;

     8.3 the transactions are carried out by the agent on behalf of the Trust in the ordinary course of that business;

     8.4 the remuneration received by the agent is at a rate which is not less than that which is customary for the type of business concerned;

     8.5 the agent acts for the Trust in an independent capacity.

          The agent will act in an independent capacity if the relationship between the agent and the Trust, taking account of its legal, financial and commercial characteristics, is one which would exist between independent persons dealing at arm's length. This will be regarded as the case by the HMRC if, for example, the provision of services by the agent to the Trust (and any connected person) does not form a substantial part of the agent's business (namely where it does not exceed 70 per cent. of the agent's business, by
          reference   to   fees   or  some   other   measure   if
          appropriate).

          In addition, this condition will be regarded as satisfied by the HMRC if the Trust is a widely held collective fund or if the interests in the Trust, a collective fund, are actively marketed with the intention that it becomes a widely held collective fund;

     8.6 the agent (and persons connected with the agent) do not have a beneficial interest in more than 20 per cent. of the Trust's income derived from the investment transactions (excluding reasonable management fees paid to the agent); and

     8.7 the agent acts in no other capacity in the UK for the Trust.

     Further, where stock is purchased and sold by the Trust through a UK broker in the ordinary course of a brokerage business carried on in the UK by that broker, the remuneration which the broker receives for the transactions is at a rate which is no less than that which is customary for that class of business and the broker acts in no other capacity for the Trust in the UK, profits arising from transactions carried out through that broker will not be liable to UK tax.

     Accordingly, provided the conditions are satisfied, unless a Unit holder, being neither resident nor ordinarily resident in the UK, has a presence in the UK (other than through an agent or a broker acting in the manner described above) in connection with which the Units are held, the Unit holder will not be charged to UK tax on such profits.

9. It should be noted that the UK tax liability of non-resident companies is determined by reference to a "permanent establishment" rather than a "branch or agency". Should the Trust comprise a company for UK tax purposes, subject to the conditions in paragraph 8 above, its agent will not be considered the permanent establishment of the Trust and, accordingly, the Trust will not be liable to UK tax on income save as described in paragraph 8. Where the Trust is not a company for UK tax purposes, the preceding analysis in paragraph 8 applies.

10. If the Trustee has a presence in the UK then it is technically possible that income or gains of the Trust could be assessed upon the Trustee, whether arising from securities (which includes stock) or from dealings in those securities. We understand that the Trustee has a permanent establishment in the UK. However, we consider that any such risk should be remote provided that the UK permanent establishment of the Trustee will not have any involvement with establishing or managing the Trust or its assets nor derive income or gains from the Trust or its assets.

11. Where the Trustee makes capital gains on the disposal of the UK Equities, a Unit holder will not be liable to UK capital gains tax on those gains.

12. UK stamp duty will generally be payable at the rate of 0.5 per cent. of the consideration (rounded up to the nearest multiple of 5) in respect of a transfer of the shares in UK incorporated companies or in respect of transfers to be effected on a UK share register. UK stamp duty reserve tax will generally be payable on the entering into of an unconditional agreement to transfer such shares, or on a conditional agreement to transfer such shares becoming unconditional, at the rate of 0.5 per cent. of the consideration to be provided. A liability to stamp duty reserve tax will generally be cancelled where stamp duty is paid on transfer. The tax will generally be paid by the purchaser of such shares.

     No UK stamp duty or stamp duty reserve tax should be payable, by the Trust or a Unit holder, on an agreement to transfer Units nor on a transfer of Units.

13. It should be noted that on 1 July 2005 the EU Savings Directive came into effect. The Directive concerns the taxation of savings income and requires Member States to provide to the tax authorities of the other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State. Dividend payments are not regarded as "savings income" for these purposes and as none of the unit holders nor the Trustees will be resident in any Member State, the EU Savings Directive should not apply to the Trust.

14. In our opinion the taxation paragraphs contained on page 60 of the Prospectus under the heading "United Kingdom
     Taxation", as governed by the general words appearing immediately under that heading, which relate to the Trust and which are to be contained in the final prospectus to be issued for the Funds, represent a fair summary of material UK taxation consequences for a US resident holder of Units in the Trust.

15. This opinion is addressed to you on the understanding that you (and only you) may rely upon it in connection with the issue and sale of the Units (and for no other purpose).

     This opinion may not be quoted or referred to in any public document or filed with any governmental agency or other person without our written consent. We understand that it is intended to produce a copy of this opinion to the Trustee. We consent to the provision of this opinion to the Trustee and confirm that, insofar as this opinion relates to the UK tax consequences for the Trust and US persons holding Units in the Trust, the Trustee may similarly rely upon it in connection with the issue and sale of Units. However you should note that this opinion does not consider the UK tax consequences for the Trustee arising from its duties in respect of the Trust under the Indenture.

     We consent further to the reference which is to be made in the prospectus to be issued for the Trust to our opinion as to the UK tax consequences to US persons holding Units in the Trust.

                                    Yours faithfully




                                    Linklaters LLP